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                                                                 Exhibit 12


                               THE STANLEY WORKS AND SUBSIDIARIES
                           COMPUTATION OF EARNINGS TO FIXED CHARGES
                                    (in Millions of Dollars)

                                                              FIRST QUARTER
                                                             1994    1993

    Earnings before income taxes and cumulative
      effect of accounting change for postemployment
      benefits                                               $41.3   $37.5

    Add:
         Portion of rents representative of
            interest factor                                   $2.9    $3.1
         Interest expense                                      8.0     8.1
         Amortization of expense on
           long-term debt                                              0.1
         Amortization of capitalized interest                  0.1     0.1
                                                             -----   -----
    Income as adjusted                                       $52.3   $48.9
                                                             =====   =====
    Fixed charges:
         Interest expense                                     $8.0    $8.1
         Amortization of expense
           on long-term debt                                           0.1
         Capitalized interest
         Portion of rents representative of
            interest factor                                    2.9     3.1
                                                             -----   -----
    Fixed charges                                            $10.9   $11.3
                                                             =====   =====
    Ratio of earnings to fixed charges                        4.80    4.33
                                                             =====   =====
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